 EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts-Independent Registered Public Accounting Firm” and to the use of our report dated February 23, 2021 in the Amendment No. 1 to the Registration Statement (File No. 333-252649) and related Prospectus of Guggenheim Defined Portfolios, Series 2105.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Chicago, Illinois

February 23, 2021